UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): September 7, 2005

                                  DCI USA, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                     000-31143             22-3742159
            --------                      ---------             ----------
(State or other jurisdiction of    (Commission File Number)    (IRS Employer
         incorporation)                                      Identification No.)

                                  8 Bond Street
                           Great Neck, New York 11021
                    (Address of principal executive offices)

                                  718-383-5255
              (Registrant's telephone number, including area code)

                                    ---------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 8 - Other Events

Item 8.01 Other Events.

On September 7, 2005, Direct Capital Investments, Ltd., an Israeli corporation (the "Parent"), which as of such date owned 31,500,000 (or approximately 90%) of the issued and outstanding shares of the common stock of DCI USA, Inc. (the "Registrant"), closed the transactions contemplated by the Investment Agreement and the Shareholders' Agreement it had previously entered into on June 19, 2005. The execution of such agreements and the terms thereof were previously disclosed on the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2005. As further discussed below, as a result of the closing of such agreements, the Parent granted to certain persons identified below options to purchase 80% of its 31,500,000 shares of the Registrant's common stock. The shares underlying such options amount to approximately 66% of the Registrant's common stock and the exercise of such options may lead to a change in control of the Registrant.

Pursuant to the closing of the Investment Agreement, a group of investors comprised of Dalia Prashkovsky and Arie Prashkovsky and Cadil International Limited and Auberry Management Limited (collectively, the "Investors") subscribed for and purchased 2,753,274 shares of the Parent's common stock in a private placement. Such purchased shares, after their issuance, constituted 60% of the issued and outstanding shares of the capital stock of the Parent. The purchase price for such shares was $3 million. The Investors were also granted options to purchase additional shares of the common stock of the Parent.

In connection with the closing of the Investment Agreement, the Parent and the Investors also closed a Shareholders' Agreement entered into on June 19, 2005 with Uri Rosin and Gunter Franz Ltd. (the "Former Controlling Shareholders"), who prior to the closing of the Agreement owned 45.1% of the issued and outstanding common shares of the Parent. Pursuant to the Shareholders' Agreement, the Parent granted to the Former Controlling Shareholders options to purchase 25,200,000 shares of the common stock of the Registrant held by the Parent, which amount represents approximately 66% of the Registrant's common stock. The exercise price of the options is $0.04127 per share, and the options are exercisable for a period of two years expiring on September 7, 2007. Also pursuant to the Shareholders Agreement, during the six month period following September 7, 2007, the Parent is entitled, at its option, to sell to the Former Controlling Shareholders up to a total of 28,350,000 of the shares of the common stock of the Registrant held by the Parent, which amount represents approximately 81% of the Registrant's common stock. If such put option is exercised by the Parent, the Former Controlling Shareholders will be obligated to purchase such shares at a purchase price of $0.04127 per share. Such purchases or sales of the Registrant's common stock contemplated by the Shareholders' Agreement would result in a change in control of the Registrant.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    DCI USA, INC.
                                                    (Registrant)

                                                    By: /s/ Jonathan Ilan Ofir
                                                        ------------------------
                                                    Jonathan Ilan Ofir,
                                                    Chief Executive Officer

Date:  September 13, 2005